EXHIBIT 99.1



FOR  IMMEDIATE  RELEASE                    FOR  FURTHER  INFORMATION  CONTACT:
                                           STEVE  W.  HEROD
                                           713/759-6808,  EXT.  104


                        3TEC ENERGY CORPORATION ANNOUNCES
            SHAREHOLDER APPROVAL OF ONE FOR THREE REVERSE STOCK SPLIT


HOUSTON, TEXAS, JANUARY 18, 2000 3TEC Energy Corporation ("3TEC" or "Company") (NASDAQ SmallCap: TTEN) announced today that its shareholders have approved a one-for-three reverse split of the outstanding shares of common stock of the Company. This approval was obtained at 3TEC's Special Meeting of Shareholders held January 14, 2000. The shares will begin trading on a post split basis under the symbol TTEND on January 18, 2000.

The reverse split reduces the Company's common shares outstanding to approximately 5.33 million. 3TEC's common stock will trade under the symbol "TTEND" on the NASDAQ Small Cap Market.

3TEC Energy Corporation is engaged in the acquisition, development, production and exploration of oil and natural gas, with properties geographically concentrated in East Texas and the Gulf Coast regions. The Company also owns significant properties in the Permian and San Juan basins and in the Mid-Continent region.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.


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